Exhibit 4

AMENDMENT NO. 4 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 4 TO RIGHTS AGREEMENT (this “Amendment”) is dated as of August 5, 2014, between Capstone Turbine Corporation, a Delaware corporation (the “Company”), and Computershare Inc., successor in interest to Mellon Investor Services LLC (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of July 7, 2005 (the “Original Agreement”);

WHEREAS,  the Company and the Rights Agent entered into Amendment No. 1 to the Rights Agreement, dated July 3, 2008 (“Amendment No. 1”);

WHEREAS, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement, dated June 9, 2011 (“Amendment No. 2”);

WHEREAS, the Company and the Rights Agent entered into Amendment No. 3 to the Rights Agreement, dated as of July 1, 2014, which amendment has been presented for approval of the Company’s stockholders at the 2014 Annual Meeting of Stockholders to be held on August 28, 2014 (“Amendment No. 3”, and together with the Original Agreement, Amendment No. 1 and Amendment No. 2, the “Agreement”); and

WHEREAS, the Company and the Rights Agent desire to further amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.             Amendment of Section 27. The following language is added to the end of Section 27 of the Agreement:

“For avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, no amendment to this Agreement having the effect of continuing or extending the term of this Agreement shall be effective unless and until such amendment has received the approval of the stockholders of the Company at an annual or special meeting of the stockholders of the Company held prior to the termination of this Agreement without taking into account such amendment.”

2.             Amendment.  This Amendment is made pursuant to and compliant in all respects with Section 27 of the Agreement.  Except as expressly amended hereby, the Agreement shall remain in full force and effect.

3.             Counterparts.  This Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  A facsimile signature shall be considered the same as an original signature for purposes of execution of this Amendment.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to Rights Agreement to be executed as of the date first above written.

COMPANY:
CAPSTONE TURBINE CORPORATION

By:	/s/ Edward I. Reich
Title:	Executive Vice President, Chief Financial Officer and Secretary

RIGHTS AGENT:
COMPUTERSHARE INC.

By:	/s/ Dennis Moccia
Title:	Manager, Contract Administration

[SIGNATURE PAGE TO AMENDMENT NO. 4 TO RIGHTS AGREEMENT]